EXHIBIT 99

CENUCO TERMINATES OMNIPOINT ACQUISITION AGREEMENT

Monday, December 20, 2004.

BOCA RATON, Fla. – December 20, 2004—Cenuco, Inc. (AMEX:ICU — News) today announced it has terminated the agreement to acquire Omnipoint Marketing LLC.

Steven Bettinger, CEO of Cenuco, commented, “Cenuco’s board and management have come to the decision that pursuing this acquisition any further is no longer in the best interests of our company or our stockholders. Cenuco continues to remain focused on its strategy to expand its wireless video monitoring business.”

Cenuco recently announced its initial carrier deployment of MobileMonitor(sm) through First Cellular of Southern Illinois. MobileMonitor allows consumers and business owners to see live video of their home or office right through their cellular handset, no matter where they are. The MobileMonitor product is carrier agnostic, and has been BREW certified by Qualcomm, as well as Windows Mobile certified by Microsoft for Pocket PC phones, and the entire Smart Phone platform.

The Company is in advanced discussions with additional carriers for further deployment of its core technology.

In addition, Cenuco is negotiating with a major provider of electronic security services to commercial, government and residential customers throughout the United States to license and install Cenuco’s technology for wireless video monitoring.

About Cenuco

Cenuco, Inc. develops wireless and Internet based software solutions for transmitting live streaming video, and other targeted content, directly onto cellular phones and remote computers. The Company’s technology has applications in a variety of markets. The company’s wireless data technology is primarily focused on wireless video monitoring solutions that allow users to view real-time streaming video of security cameras or video content feeds at their home or place of business from anywhere they receive a cellular connection, regardless of the cellular carrier, user’s location, or type of cellular phone or wireless device. The Company’s products address the fast-growing security, surveillance and Homeland Security markets, and some of its monitoring products have been listed on the Federal General Services Administration (GSA) schedule. These products have also been Windows Mobile Certified by Microsoft, have received BREW certification from Qualcomm, and are listed in the Intel Mobility Catalog. Visit http://www.cenuco.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Contact: Cenuco, Inc., Boca Raton, Jordan Serlin, 561-997-2602